Exhibit 11.1

March 10, 2017

To whom it may concern,

We hereby consent to the use of our report dated January 6, 2017 relating to the financial statements for the period from inception to December 31, 2016 in the Amendment No. 1 to Form 1-A under Regulation A (“Form 1-A”) for Wealthstake Net Lease Properties I, Inc. (the “Company.”) We also consent to the reference to our firm under the heading entitled “Experts” in the Form 1-A.

/s/ Steven J. Duben

Steven J. Duben
Certified Public Accountant

16055 Ventura Blvd., Ste 1212, Encino, CA 91436

818-528-7225 (Tel) 818-528-7226 (Fax)

www.dubencpa.com